Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Corporate Communications, Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Announces Second Quarter 2022 Performance

ARLINGTON, Texas — August 11, 2022 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today reported second quarter 2022 financial results.

“This is a transitional year for Six Flags, as we reset the foundations of our business model to focus on delivering a premium guest experience, while at the same time, correcting for decades of heavy price discounting,” said Selim Bassoul, President and CEO. “Our guest satisfaction scores are well above 2021 and our guest spending per capita has increased more than fifty percent versus pre-pandemic levels. We believe our initial progress validates the potential of our new strategy, and provides a very healthy earnings base from which we can grow.”

Second Quarter 2022 Results

	Three Months Ended
(Amounts in millions, except per share data)	July 3, 2022	July 4, 2021	% Change vs. 2021
Total revenue	$435	$460	(5)%
Net income attributable to Six Flags Entertainment	$45	$71	(36)%
Net income per share, diluted	$0.53	$0.81	(35)%
Adjusted EBITDA (1)	$155	$170	(9)%
Attendance	6.7	8.5	(22)%
Total guest spending per capita	$63.87	$51.94	23%
Admissions spending per capita	$36.35	$28.68	27%
In-park spending per capita	$27.52	$23.26	18%

Total revenue for second quarter 2022 decreased $24 million, or 5%, compared to second quarter 2021, driven by lower attendance and a $5 million reduction in sponsorship, international agreements and accommodations revenue. The decrease in attendance was net of a favorable visitation shift of approximately 200 thousand guests from first quarter to second quarter 2022 due to the later timing of the Easter holiday in 2022, which impacted operating calendars as a result of schools scheduling spring-break vacations in the second quarter of 2022 versus the first quarter in 2021. The decrease in attendance was partially offset by higher guest spending per capita.

The $11.93 increase in guest spending per capita compared to second quarter 2021 was driven by a $7.67 increase in Admissions spending per capita and a $4.26 increase in In-park spending per capita. The increase in Admissions spending per capita was primarily driven by higher realized ticket pricing and a higher mix of single day tickets. The higher In-park spending reflects the company’s in-park pricing initiatives.

The company partially offset the decrease in revenue with lower cash operating costs. The reduction in operating costs reflected full-time headcount reductions, fewer total employee hours worked, and lower advertising costs. These efficiency measures were offset by higher wage rates, increases in repair and maintenance, utilities, and other costs due to inflation.

The company had a net income of $45 million in second quarter 2022. The income per share was $0.53 compared to an income per share of $0.81 in second quarter 2021, driven by lower revenue and a $17 million loss on extinguishment of debt. Adjusted EBITDA was $155 million, a decrease of $15 million compared to second quarter 2021. During the second quarter 2021, the company received $11.3 million related to one of its terminated international development agreements in China. Excluding the impact of the payment, Adjusted EBITDA decreased $4 million compared to second quarter 2021.

First Half 2022 Results	Six Months Ended
(Amounts in millions, except per share data)	July 3, 2022	July 4, 2021	% Change vs. 2021
Total revenue	$574	$542	6%
Net loss attributable to Six Flags Entertainment	$(20)	$(25)	N/M
Net loss per share, diluted	$(0.24)	$(0.30)	N/M
Adjusted EBITDA (1)	$140	$125	12%
Attendance	8.3	9.9	(16)%
Total guest spending per capita	$66.21	$52.51	26%
Admissions spending per capita	$37.75	$29.26	29%
In-park spending per capita	$28.46	$23.25	22%

Total revenue for first half 2022 increased $32 million, or 6%, compared to first half 2021, driven by higher per capita spending. This was offset by lower attendance. As a result of the change to the company’s reporting calendar, three fewer days were included in first half 2022 compared to the first half 2021, which accounted for 89 thousand additional guests in first half 2021.2

The $13.70 increase in guest spending per capita compared to first half 2021 was driven by an $8.49 increase in Admissions spending per capita and a $5.21 increase in In-park spending per capita. The increase in Admissions spending per capita was primarily driven by higher realized ticket pricing and a higher mix of single day tickets. The higher In-park spending reflects the company’s in-park pricing initiatives.

The increase in revenue was offset by higher operating costs, driven by increased operating days in first half 2022 compared to the prior year period, which was negatively impacted by pandemic-related closures and operating restrictions. In addition, the company experienced higher wage rates, and increases in repair and maintenance, utilities, and other costs, due to inflation. These cost increases were offset by efficiency measures including reductions in full-time headcount, fewer total seasonal employee hours worked, and lower advertising costs.

The company had a net loss of $20 million in first half 2022. The loss per share was ($0.24) compared to a loss per share of ($0.30) in first half 2021. Adjusted EBITDA was $140 million, an improvement of $15 million compared to first half 2021, reflecting higher revenues and improved margins. During the second quarter 2021, the company received $11.3 million related to one of its terminated international development agreements in China. Excluding the impact of the payment, Adjusted EBITDA increased $26 million compared to first half 2021.

Balance Sheet and Capital Allocation

Net debt as of July 3, 2022, calculated as total reported debt of $2,478 million less cash and cash equivalents of $75 million, was $2,403 million, representing a 4.7 times Adjusted net leverage ratio. Deferred revenue was $171 million as of July 3, 2022, a decrease of $139 million, or 45%, from July 4, 2021. The decrease was primarily due to the deferral of revenue in the prior year period from guests whose benefits were extended from 2020 into 2021 due to the pandemic and lower unit sales of season passes and memberships.

On July 1, 2022, the company redeemed $360 million in aggregate principal amount of its senior secured 7.000% Notes due 2025 at a redemption price of 103.5%. Additionally, the company repurchased 3.5 million shares of its common stock at an aggregate cost of $96.8 million, leaving 83.0 million shares outstanding as of July 3, 2022, and $134.9 million remaining on the previously authorized share repurchase program. In first half 2022, the company invested $55 million in new capital, net of insurance recoveries.

Conference Call

At 7:00 a.m. Central Time today, August 11, 2022, the company will host a conference call to discuss its second quarter 2022 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-833-629-0614 in the United States or +1-412-317-9257 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available on the company’s investor relations site https://investors.sixflags.com.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 61 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the effect, impact, potential duration or other implications of the COVID-19 pandemic or virus variants, and any expectations we may have with respect thereto including the continuing efficacy of the COVID-19 vaccines, (ii) the adequacy of our cash flows from operations, available cash and available amounts under our credit facilities to meet our liquidity needs, including in the event of a prolonged closure of one or more of our parks, (iii) our ability to significantly improve our financial performance and the guest experience, (iv) expectations regarding consumer demand for regional, outdoor, out-of-home entertainment, including for our parks, and (v) expectations regarding our annual income tax liability and the availability and effect of net operating loss carryforwards and other tax benefits.

Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including COVID-19 and Monkeypox, or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19 or other health emergencies such as Monkeypox, including with respect to business operations, safety protocols and public gatherings; economic impact of political instability and conflicts globally, including the war in Ukraine; recall of food, toys and other retail products sold at our parks; accidents or incidents involving the safety of guests and employees, or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; macro-economic conditions (including impact of inflation on customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks; and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 4 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(2)	Comparable periods are January 1 through July 4, 2021, compared to January 3 through July 3, 2022, resulting in three additional days from January 1 through January 3 in 2021.

Statement of Operations Data (1)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Park admissions	$241,777	$245,165	$314,764	$289,499	$820,914	$421,377
Park food, merchandise and other	183,081	198,897	237,350	230,121	662,680	322,098
Sponsorship, international agreements and accommodations	10,564	15,725	21,415	22,191	45,029	33,265
Total revenues	435,422	459,787	573,529	541,811	1,528,623	776,740
Operating expenses (excluding depreciation and amortization shown separately below)	173,582	183,768	283,526	276,411	653,847	497,592
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	50,350	47,204	85,457	76,693	199,154	141,748
Costs of products sold	35,710	39,194	45,825	46,409	125,144	70,554
Other net periodic pension benefit	(1,920)	(1,690)	(3,371)	(3,333)	(5,885)	(6,533)
Depreciation	27,532	28,047	56,575	56,874	114,113	116,938
Amortization	5	5	11	11	22	22
Stock-based compensation	3,223	3,001	7,448	9,638	19,272	18,868
Loss (gain) on disposal of assets	98	719	(2,002)	1,239	8,896	8,535
Interest expense, net	35,978	38,048	73,508	76,468	149,476	152,987
Loss on debt extinguishment	17,533	—	17,533	—	17,533	—
Other expense, net	898	831	1,361	8,450	11,033	27,631
Income (loss) before income taxes	92,433	120,660	7,658	(7,049)	236,018	(251,602)
Income tax expense (benefit)	24,716	29,257	5,603	(2,613)	57,838	(65,870)
Net income (loss)	67,717	91,403	2,055	(4,436)	178,180	(185,732)
Less: Net income attributable to noncontrolling interests	(22,325)	(20,883)	(22,325)	(20,883)	(43,208)	(41,527)
Net income (loss) attributable to Six Flags Entertainment Corporation	$45,392	$70,520	$(20,270)	$(25,319)	$134,972	$(227,259)

Weighted-average common shares outstanding:
Basic:	84,992	85,673	85,594	85,437	85,789	85,183
Diluted:	85,242	86,751	85,594	85,437	86,525	85,183

Net income (loss) per average common share outstanding:
Basic:	$0.53	$0.82	$(0.24)	$(0.30)	$1.57	$(2.67)
Diluted:	$0.53	$0.81	$(0.24)	$(0.30)	$1.56	$(2.67)

	As of
	July 3, 2022	January 2, 2022	July 4, 2021
(Amounts in thousands, except share data)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$74,802	$335,585	$252,887
Accounts receivable, net	70,473	97,722	124,846
Inventories	47,531	27,273	36,038
Prepaid expenses and other current assets	69,990	55,455	66,094
Total current assets	262,796	516,035	479,865
Property and equipment, net:
Property and equipment, at cost	2,552,144	2,501,829	2,445,453
Accumulated depreciation	(1,297,710)	(1,250,902)	(1,205,950)
Total property and equipment, net	1,254,434	1,250,927	1,239,503
Other assets:
Right-of-use operating leases, net	180,836	186,754	193,254
Debt issuance costs	3,832	4,899	5,966
Deposits and other assets	8,101	6,170	6,006
Goodwill	659,618	659,618	659,618
Intangible assets, net of accumulated amortization of $272, $261 and $249 as of July 3, 2022, January 2, 2022 and July 4, 2021, respectively	344,176	344,187	344,187
Total other assets	1,196,563	1,201,628	1,209,031
Total assets	$2,713,793	$2,968,590	$2,928,399

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$67,925	$38,251	$65,526
Accrued compensation, payroll taxes and benefits	24,968	51,473	47,846
Accrued insurance reserves	37,017	32,182	26,998
Accrued interest payable	24,713	50,554	25,289
Other accrued liabilities	102,626	101,790	108,330
Deferred revenue	171,238	177,831	310,441
Short-term borrowings	200,000	—	—
Short-term lease liabilities	11,394	11,158	10,801
Total current liabilities	639,881	463,239	595,231
Noncurrent liabilities:
Long-term debt	2,277,910	2,629,524	2,626,082
Long-term lease liabilities	175,786	178,200	188,687
Other long-term liabilities	5,475	9,469	32,750
Deferred income taxes	152,041	148,291	102,853
Total noncurrent liabilities	2,611,212	2,965,484	2,950,372
Total liabilities	3,251,093	3,428,723	3,545,603

Redeemable noncontrolling interests	543,720	522,067	542,950

Stockholders' deficit:
Preferred stock, $1.00 par value	—	—	—
Common stock, $0.025 par value, 280,000,000 shares authorized; 83,026,556, 86,162,879 and 85,871,956 shares issued and outstanding at July 3, 2022, January 2, 2022 and July 4, 2021, respectively	2,075	2,154	2,147
Capital in excess of par value	1,103,534	1,120,084	1,108,680
Accumulated deficit	(2,114,697)	(2,023,251)	(2,178,493)
Accumulated other comprehensive loss, net of tax	(71,932)	(81,187)	(92,488)
Total stockholders' deficit	(1,081,020)	(982,200)	(1,160,154)
Total liabilities and stockholders' deficit	$2,713,793	$2,968,590	$2,928,399

	Six Months Ended
(Amounts in thousands)	July 3, 2022	July 4, 2021
Cash flows from operating activities:
Net loss	$2,055	$(4,436)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	56,586	56,885
Stock-based compensation	7,448	9,638
Interest accretion on notes payable	555	554
Loss on debt extinguishment	17,533	—
Amortization of debt issuance costs	3,965	3,956
Other, including loss (gain) on disposal of assets	(5,405)	(445)
Change in accounts receivable	27,327	(88,193)
Change in inventories, prepaid expenses and other current assets	(34,698)	10,393
Change in deposits and other assets	(1,928)	1,099
Change in ROU operating leases	5,517	4,382
Change in accounts payable, deferred revenue, accrued liabilities and other long-term liabilities	11,012	175,266
Change in operating lease liabilities	(1,615)	(4,457)
Change in accrued interest payable	(25,841)	(34,895)
Deferred income taxes	726	(414)
Net cash provided by operating activities	63,237	129,333

Cash flows from investing activities:
Additions to property and equipment	(59,006)	(42,250)
Property insurance recoveries	3,664	—
Proceeds from sale of assets	—	41
Net cash used in investing activities	(55,342)	(42,209)

Cash flows from financing activities:
Repayment of borrowings	(360,000)	(2,000)
Proceeds from borrowings	200,000	2,000
Stock repurchases	(96,774)	—
Redemption premium payments on debt extinguishment	(12,600)	—
Payment of cash dividends	(3)	(210)
Proceeds from issuance of common stock	1,665	11,784
Reduction in finance lease liability	(490)	(350)
Payment of tax withholdings on equity-based compensation through shares withheld	(260)	(2,179)
Purchase of redeemable noncontrolling interest	(556)	(1,115)
Net cash (used in) provided by financing activities	(269,018)	7,930

Effect of exchange rate on cash	340	73

Net change in cash and cash equivalents	(260,783)	95,127
Cash and cash equivalents at beginning of period	335,585	157,760
Cash and cash equivalents at end of period	$74,802	$252,887

Supplemental cash flow information
Cash paid for interest	$95,141	$107,855
Cash paid for income taxes (6)	$1,661	$564

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted EBITDA minus capex. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following tables set forth a reconciliation of net (loss) income to Adjusted EBITDA for the three-month periods, six-month periods and twelve-month periods ended July 3, 2022, and July 4, 2021:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net income (loss)	$67,717	$91,403	$2,055	$(4,436)	$178,180	$(185,732)
Income tax expense (benefit)	24,716	29,257	5,603	(2,613)	57,838	(65,870)
Other expense, net (2)	898	831	1,361	8,450	11,033	27,631
Loss on debt extinguishment	17,533	—	17,533	—	17,533	—
Interest expense, net	35,978	38,048	73,508	76,468	149,476	152,987
Loss (gain) on disposal of assets	98	719	(2,002)	1,239	8,896	8,535
Amortization	5	5	11	11	22	22
Depreciation	27,532	28,047	56,575	56,874	114,113	116,938
Stock-based compensation	3,223	3,001	7,448	9,638	19,272	18,868
Modified EBITDA (3)	177,700	191,311	162,092	145,631	556,363	73,379
Third party interest in EBITDA of certain operations (4)	(22,325)	(20,883)	(22,325)	(20,883)	(43,208)	(41,527)
Adjusted EBITDA (3)	$155,375	$170,428	$139,767	$124,748	$513,155	$31,852
Capital expenditures, net of property insurance recovery (5)	(26,352)	(19,117)	(55,342)	(42,250)	(134,834)	(67,505)
Adjusted EBITDA minus capex (3)	$129,023	$151,311	$84,425	$82,498	$378,321	$(35,653)

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)	Amounts recorded as “Other expense, net” include certain non-recurring costs incurred in conjunction with changes made to our organizational structure in December 2021 and the transformation plan initiated in early 2020.
(3)	“Modified EBITDA,” a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the following: the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA, as defined herein, may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park-level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA," a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Modified EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

“Adjusted EBITDA minus capex,” a non-GAAP measure, is defined as Adjusted EBITDA minus capital expenditures, net of property insurance recoveries. Adjusted EBITDA minus capex as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and managed use Adjusted EBITDA minus capex to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA minus capex. We believe that Adjusted EBITDA minus capex is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. Adjusted EBITDA minus capex, as computer by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of non-controlling interests in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(5)	Capital expenditures, net of property insurance recovery (“capex”) represents cash spent on property, plant and equipment, net of property insurance recoveries.

(6)	Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards, we anticipate paying minimal federal income taxes in 2022 and do not anticipate becoming a full cash taxpayer until at least 2024.